CCC INFORMATION SERVICES GROUP ANNOUNCES SETTLEMENT OF
                           INSURANCE COVERAGE DISPUTE

     CHICAGO,  August  16,  2003  - CCC Information Services Group Inc. (Nasdaq:
CCCG - News) today announced the settlement of a dispute that had been pending between the company and certain of its insurers that had issued insurance policies to the company over the past several years. Under the terms of the settlement, which was signed on August 16, 2004, the insurers will pay the company approximately $4.75 million, and the parties have agreed to dismiss the legal proceedings relating to this matter and to provide mutual releases. The settlement involved a lawsuit filed by the company's insurers involving coverage in connection with the litigation involving the company's vehicle valuation product now known as CCC Valuescope Claim Services.


     The company expects to use this settlement, along with previously accrued charges and other available insurance proceeds, for defense costs and/or settlements related to certain litigation involving CCC Valuescope Claim Services. The company cannot predict at this time, however, whether total defense costs and/or settlements for this litigation will be more or less than the aggregate amount of the current recovery, previously accrued charges and other insurance proceeds. The company also cannot predict at this time whether any other insurance proceeds will be available for the defense and/or settlement of CCC Valuescope litigation.

ABOUT  CCC

CCC Information Services Group Inc. (Nasdaq: CCCG - News), headquartered in Chicago, is a leading supplier of advanced software, communications systems, Internet and wireless-enabled technology solutions to the automotive claims and collision repair industries. Its technology-based products and services optimize efficiency throughout the entire claims management supply chain and facilitate communication among approximately 21,000 collision repair facilities, 350 insurance companies, and a range of industry participants. For more information about CCC Information Services, visit CCC's Web site at www.cccis.com.

This release contains statements that constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are subject to the safe harbor provisions of those sections and the Private Securities Litigation Reform Act of 1995. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including those described in the company's filings with the SEC, and that actual results or developments may differ materially from those in the forward-looking statements. Specific factors that might cause actual results to differ from expectations include, but are not limited to, competition in the automotive claims and collision repair industries, the ability to develop new products and services, the ability to protect trade secrets and proprietary information, the ability to generate the cash flow necessary to meet the company's obligations, the outcome of certain legal proceedings, and other factors. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis, judgment, belief or expectation only as of the date hereof. The company has based these forward-looking statements on information currently available and disclaims any intention or obligation to update or revise any forward-looking statement.